Exhibit 99.1

                AMERICAN SOIL TECHNOLOGIES ANNOUNCES EXPANSION OF
                     ITS BUSINESS INTO THE RETAIL INDUSTRY

PACOIMA CALIF. -OCTOBER 26, 2004- American Soil Technologies, Inc. (OTCBB: SOYL) announced today that it has entered into a Sales and Marketing Agreement with Spectrum Advisors, LLC of La Palma, California. Spectrum will primarily serve the states of California, Washington and Oregon and will concentrate on the retail horticulture industry.

Carl Ranno, President and CEO of American Soil Technologies stated, "Spectrum Advisors through their research has contributed to our ability to penetrate the retail horticulture industry and has the staff of experienced personnel necessary to develop new business for our Company in this industry. American Soil Technologies is pleased to have Spectrum on board as an experienced sales and marketing force". Ranno went on to state, "This agreement with Spectrum is an important part of our efforts to aggressively expand our markets."

ABOUT SPECTRUM ADVISORS, LLC

Thomas McMahon is the CEO of Spectrum Advisors LLC. Mr. McMahon has many years of experience in sales and marketing of numerous products in both domestic and international markets. Spectrum's focus has been to provide the strategic account interface of a company's overall sales and marketing direction. He and his associates have over 50 years of experience in retail and wholesale business development. Spectrum has performed a great deal of the market research on behalf of American Soil Technologies regarding the retail horticulture industry.

ABOUT AMERICAN SOIL TECHNOLOGIES, INC.

American Soil Technologies develops, manufactures and markets cutting-edge technology that decreases the need for water in agriculture and other plant growing environments while increasing crop yield and reducing the environmental damage caused by common farming practices. The Company has an exclusive license to two method patents with cross-linked and linear polymers as their basis. The Company also has three patents allowed on a revolutionary new machine, the M-216 Polymer Injector, designed to install its liquid products in mature turf as well as some standing crops. The machine has been built, tested and is now operational.

More product information can be found on the corporate Web site, located at www.americansoiltech.com.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set in the Company's SEC filings. These risks and uncertainties could cause the Company's actual results to differ materially from those indicated in the forward-looking statements.

FOR MORE INFORMATION CONTACT:
American Soil Technologies, Inc.
Tel:818-899-4686